UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 4, 2014
ENTERPRISE FINANCIAL SERVICES
CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Meramec, St. Louis, Missouri (Address of principal executive offices)	63105 (Zip Code)

Registrant's telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Entry Into or Amendment of Material Compensatory Plan, Contract or Arrangement
On February 4, 2014, Enterprise Financial Services Corp (the “Company”) announced that it has amended the Executive Employment Agreement of Peter F. Benoist, Chief Executive Officer, to extend the term of his employment to December 31, 2016. Mr. Benoist’s employment term previously was scheduled to expire on December 31, 2014.
In addition, Mr. Benoist’s employment agreement was amended to provide that his severance compensation upon a Termination Other Than for Cause (as defined in the Executive Employment Agreement) will equal the sum of the amount of one year’s base salary, at the rate in effect at the time of such termination, plus an amount equal to the average of annual incentives awarded to him with respect to the two most recently concluded fiscal years prior to his termination. Mr. Benoist’s employment agreement previously provided that, in such event, his severance pay would equal the sum of the amount of one year’s base salary plus the amount of his target bonus opportunity, in each case, as in effect in the year in which such termination occurred.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit
Number    Description

99.1    Press Release dated February 4, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP

Date:	February 6, 2014	By:	/s/ Mark G. Ponder
Mark G. Ponder
Senior Vice President and Controller